Exhibit 4.11.3
JOINDER AGREEMENT
This Joinder Agreement (“Joinder Agreement”) is executed by Mark Alsentzer, (“Joinder Party”) as of this 30th day of August 2007.
Background
Pure Earth, Inc. (“PEI) and Dynamic Decisions Strategic Opportunities, a Cayman Islands corporation (“Seller”) are parties to a certain Stock Purchase Agreement dated as of August 17, 2007 (the “Stock Purchase Agreement”). Capitalized terms used herein and not otherwise defined, shall have the meanings ascribed thereto in the Stock Purchase Agreement. The Stock Purchase Agreement contemplates that by execution of a Joinder Agreement, Joinder Party may become a party to the Stock Purchase Agreement as a “Buyer ” thereunder to the extent of such Buyer’s Committed Amount.
NOW, THEREFORE, in consideration of the foregoing, the undersigned, WITH THE INTENT TO BE LEGALLY BOUND HEREBY, agrees as follows:
1. The undersigned Joinder Party hereby agrees to become a party to the Stock Purchase Agreement, and agrees to be bound by and comply with all of the terms and conditions of, and be entitled to all of the rights and benefits arising from, the Stock Purchase Agreement relating to “Buyers” (as such term is defined in the Stock Purchase Agreement).
2. The undersigned Joinder Party hereby acknowledges receipt of a copy of the Stock Purchase Agreement, and that Joinder Party has read and understands the Stock Purchase Agreement.
3. The undersigned Joinder Party hereby acknowledges and agrees that an executed copy of this Joinder Agreement shall be attached to the Stock Purchase Agreement to evidence the undersigned’s undertakings hereunder, and that an executed copy of this Joinder Agreement shall be given to each person who is a party to the Stock Purchase Agreement as well as to the Escrow Agent.
4. The undersigned Joinder Party hereby agrees that its Committed Amount is fifty thousand (50,000) shares of the PEI Stock.
5. The name, address, telephone number and contact person of Joinder Party’s broker that will coordinate the Delivery versus Payment transaction for Joinder Party’s Committed Amount is as follows:
Merrill Lynch
2611 East Oakland PK BLVD
Ft. Lauderdale, FL 33306
Attn:          Debbie Allen     DTC#5198
Tel: 954-537-3930
Fax: 954-449-6076
Francis.ciabattoni@morganstanley.com
6. This Joinder Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.
IN WITNESS WHEREOF, the undersigned Joinder Party has executed this Joinder Agreement as of the date first above written.

JOINDER PARTY
ACCEPTED AND AGREED TO:
/s/ Mark Alsentzer

Mark Alsentzer
PURE EARTH, INC.

Addrress	1330 Sabal Palm Drive.	By:	/s/ Brent Kopenhaver

Brent Kopenhaver, Chief Financial Officer
Boca Raton, FL 33432